                              Financial Statements
                         and Other Financial Information

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                     Years ended December 31, 1996 and 1995
                       with Report of Independent Auditors

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                              Financial Statements
                         and Other Financial Information

                     Years ended December 31, 1996 and 1995

                                    CONTENTS

Report of Independent Auditors...........................................................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits..........................................................2
Statements of Changes in Net Assets Available for Benefits with Fund Information.........................3
Notes to Financial Statements............................................................................6

Supplemental Schedules

Assets Held for Investment..............................................................................12
Reportable Transactions.................................................................................13

                         Report of Independent Auditors

Plan Committee
Security National Bank and Trust Co.
   401(k) Profit Sharing Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Security National Bank and Trust Co. 401(k) Profit Sharing Savings Plan (the Plan) as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits with fund information for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996 and 1995, and the changes in the net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment as of December 31, 1996 and reportable transactions for the year ended December 31, 1996 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Ernst & Young LLP

May 6, 1997

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                 Statements of Net Assets Available for Benefits

                                                                                   DECEMBER 31
                                                                             1996              1995
                                                                       ------------------------------------
ASSETS
Investments at fair value
   Fidelity Advisor Institutional Growth Opportunity Fund                   $   383,011       $        -
   Fidelity Advisor LTD Bond Fund                                                74,075           21,300
   Fidelity Balanced Fund                                                       233,464          151,222
   Fidelity Diversified International Fund                                       98,635           37,947
   Fidelity Institutional Money Market - Government Class T                     573,500          301,165
   Fidelity Magellan Fund                                                       439,227          268,531
   Kaufmann Fund, Inc.                                                          341,884                -
   PNC Temporary Fund                                                           272,442                -
   Security Banc Corporation Common Stock                                     3,953,178        2,649,787
   VanGuard Index Fund                                                          371,741                -
                                                                       ------------------------------------
Total Investments                                                             6,741,157        3,429,952
Cash                                                                                  -           13,644
                                                                       ------------------------------------
TOTAL ASSETS                                                                  6,741,157        3,443,596


Accrued income                                                                    2,481            1,529
                                                                       ------------------------------------
Net assets available for benefits                                           $ 6,743,638      $ 3,445,125
                                                                       ====================================

See accompanying notes.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

 Statement of Changes in Net Assets Available for Benefits with Fund Information

                          Year ended December 31, 1996

                                                       MONEY                   BANC CORPORATION       FIXED
                                                      MARKET       BALANCED       STOCK FUND         INCOME
                                                       FUND          FUND                             FUND
                                                 --------------------------------------------------------------
Investment income:
   Net unrealized appreciation
     (depreciation) in fair value of
     investments net of realized gains and           $       -     $   7,760      $   895,651       $   (507)
     losses
   Interest                                             12,383             8            5,874          1,823
   Dividend                                                  -         8,378           81,698              -
                                                 --------------------------------------------------------------
                                                        12,383        16,146          983,223          1,316
                                                 --------------------------------------------------------------
Contributions:
   Employer                                              4,436         5,421           72,616          1,131
   Employee                                             56,487        62,829          764,087         53,030
                                                 --------------------------------------------------------------
                                                        60,923        68,250          836,703         54,161
                                                 --------------------------------------------------------------
Total additions                                         73,306        84,396        1,819,926         55,477
                                                 --------------------------------------------------------------

Deduction:
   Benefit payments                                     14,396         3,212           75,476            821
                                                 --------------------------------------------------------------
Net increase prior to transfers between funds           58,910        81,184        1,744,450         54,656
Transfers between funds                                 (3,240)        1,050           33,720         (1,754)
                                                 --------------------------------------------------------------
Net (deductions) additions                              55,670        82,234        1,778,170         52,902
Net assets available for benefits
Beginning of the year                                  217,900       151,230        2,749,623         21,411
                                                 --------------------------------------------------------------
End of the year                                      $ 273,570     $ 233,464      $ 4,527,793       $ 74,313
                                                 ==============================================================

See accompanying notes.

                                  AGGRESSIVE    COMMON STOCK    CONSERVATIVE
     GROWTH      INTERNATIONAL    SMALL CAP      INDEX FUND        GROWTH
      FUND           FUND        GROWTH FUND                        FUND           TOTAL
----------------------------------------------------------------------------------------------



     $ (10,807)       $  6,542     $   7,983       $   2,766      $   2,924     $   912,312
             6               2             -               -            607          20,703
        45,083           1,619           541           3,245              -         140,564
----------------------------------------------------------------------------------------------
        34,282           8,163         8,524           6,011          3,531       1,073,579
----------------------------------------------------------------------------------------------

        12,901           6,644         3,425           4,868          2,343         113,785
       153,200          58,326       326,016         358,439        374,857       2,207,271
----------------------------------------------------------------------------------------------
       166,101          64,970       329,441         363,307        377,200       2,321,056
----------------------------------------------------------------------------------------------
       200,383          73,133       337,965         369,318        380,731       3,394,635
----------------------------------------------------------------------------------------------


         1,963             219             -              35              -          96,122
----------------------------------------------------------------------------------------------
       198,420          72,914       337,965         369,283        380,731       3,298,513
       (27,073)        (11,360)        3,919           2,458          2,280               -
----------------------------------------------------------------------------------------------
       171,347          61,554       341,884         371,741        383,011       3,298,513

       267,880          37,081             -               -              -       3,445,125
----------------------------------------------------------------------------------------------
     $ 439,227        $ 98,635     $ 341,884       $ 371,741      $ 383,011     $ 6,743,638
==============================================================================================

                                                            Security National Bank and Trust Co.
                                                              401(k) Profit Sharing Savings Plan

                                        Statement of Changes in Net Assets Available for Benefits with Fund Information

                                                                 Year ended December 31, 1995
                                         MONEY                       BANC         FIXED
                                        MARKET        BALANCED    CORPORATION     INCOME      GROWTH   INTERNATIONAL
                                         FUND           FUND      STOCK FUND       FUND        FUND         FUND          TOTAL
                                      --------------------------------------------------------------------------------------------
Investment income:
   Net unrealized appreciation
     in fair value of investments
     net of realized gains and losses  $       -      $  12,892   $   403,100     $  1,048   $  45,650     $  3,068   $   465,758
   Interest                               12,141             56         2,535           19          44           25        14,820
   Dividend                                    -          6,034        66,284        1,258      15,232        1,621        90,429
                                      --------------------------------------------------------------------------------------------
                                          12,141         18,982       471,919        2,325      60,926        4,714       571,007
                                      --------------------------------------------------------------------------------------------
Contributions:
   Employer                                7,420          7,197        68,003        1,578      17,960        6,227       108,385
   Employee                               18,450         15,921       168,958        3,798      43,640       16,637       267,404
                                      --------------------------------------------------------------------------------------------
                                          25,870         23,118       236,961        5,376      61,600       22,864       375,789
                                      --------------------------------------------------------------------------------------------
   Total additions                        38,011         42,100       708,880        7,701     122,526       27,578       946,796
                                      --------------------------------------------------------------------------------------------

Deduction:
   Benefit payments                      (19,592)        (5,814)      (93,557)      (1,589)     (1,245)           -       121,797
                                      --------------------------------------------------------------------------------------------
Net increase prior to transfers
   between funds                          18,419         36,286       615,323        6,112     121,281       27,578       824,999
Transfers between funds                   (2,025)        (6,396)       18,833       (3,049)        111       (7,474)            0
                                      --------------------------------------------------------------------------------------------
Net (deductions) additions                16,394         29,890       634,156        3,063     121,392       20,104       824,999
Net assets available for benefits
                                      --------------------------------------------------------------------------------------------
Beginning of the year                    201,506        121,339     2,115,467       18,349     146,488       16,977     2,620,126
                                      --------------------------------------------------------------------------------------------
End of the year                        $ 217,900      $ 151,229   $ 2,749,623     $ 21,412   $ 267,880     $ 37,081   $ 3,445,125
                                      ============================================================================================

See accompanying notes.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                          Notes to Financial Statements

                           December 31, 1996 and 1995

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements of the plan are prepared on the accrual basis.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

VALUATION OF INVESTMENTS AND INCOME RECOGNITION

Marketable securities are stated at fair value. Securities traded on a national securities exchange are valued at the last reported sales price on the last business day of the plan year. Investments not traded on the over-the-counter market and listed securities for which no sale was reported on that date are valued at the average of the last reported bid and ask prices. Short-term investment funds are stated at redemption value, which is equal to market value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend basis.

Unrealized gains and losses are differences between the fair value and cost basis of investments. The cost basis of the investments are using the average cost method.

2. DESCRIPTION OF THE PLAN

The following description of the Security National Bank and Trust Co. 401(k) Profit Sharing Savings Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                    Notes to Financial Statements (continued)

2. DESCRIPTION OF THE PLAN (CONTINUED)

GENERAL

The Plan is a defined contribution plan established on January 1, 1989, which covers all employees meeting specified age requirements and following the completion of one year of credited service (500 hours) with Security National Bank and Trust Co. (the Bank). The Plan is subject to the provision of the Employee Retirement Income Security Act of 1974 (ERISA).

In December of 1996, the Third Savings Employee Stock Ownership Plan was terminated and merged into the Plan. These amounts are shown as employee contributions on the Statement of Changes in Net Assets Available for Benefits with Fund Information.

Effective January 1, 1997, the name of the Plan was changed to the Security Banc Corporation 401(k) Profit Sharing Savings Plan. Also effective January 1, 1997, the Third Savings Employee Savings Protection Plan and the CitNat Bancorp, Inc. Urbana, Ohio, Employee Stock Ownership Plan (With 401(k) Provisions) merged into the Plan.

CONTRIBUTIONS

Participants are not required to make contributions to the Plan; however, they may voluntarily contribute an amount not exceeding 10 percent of their pretax compensation received while a participant during the year. Effective January 1, 1996, participants may voluntarily contribute an amount not to exceed 15 percent of their pretax compensation. Contributions are also subject to the maximum allowed by Internal Revenue Service (IRS) regulations. The Bank has agreed to voluntarily contribute, each year out of its net profits before deductions for federal income taxes, a percentage of the matchable contributions made by each participant. The Bank is currently matching 50 percent of each participant's contributions up to the first 6 percent of a participant's compensation.

PARTICIPANT ACCOUNTS

Each participant's account is credited with the participant's contributions, Bank's contributions and allocation of earnings or losses. Earnings or losses of the trust fund are allocated quarterly among participants in the proportion that each participant's account balance bears to the total value of all participants' account balances. The Bank pays all expenses of administering the Plan.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                    Notes to Financial Statements (continued)

2. DESCRIPTION OF THE PLAN (CONTINUED)

VESTING

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuous service. A participant vests 20 percent per year of credited service for five years and is 100 percent vested after five years of credited service. Forfeitures will be used to reduce future Bank matching contributions or will be allocated to the separate account of each participant.

TERMINATION OF PLAN

Although the Bank has not expressed any intent to do so, the Bank has the right under the Plan to discontinue contributions at any time and terminate the Plan. In the event of termination of the Plan, distribution would be made to participants in the amount of their respective account balances. Under the Plan, all contributions and earnings thereon are immediately vested and fully nonforfeitable.

PAYMENT OF BENEFITS

On termination of service, a participant may receive a lump-sum amount equal to the vested value of his or her account, or upon death, disability or retirement, elect to receive annual installments over period not to exceed fifteen years.

3. INVESTMENT OPTIONS

Plan participants may allocate their accounts between funds based on an election filed at the start of the quarter after the employee becomes eligible to participate in the Plan. Participants may change their allocation by filing an election prior to the start of each quarter. Effective July 1, 1996, participants may change their allocation at any time.

The Plan provides for six separate investment programs with separate funds.

Money Market Fund - The fund seeks to obtain a high level of current income as is consistent with the preservation of principal and liquidity within the standards of the Portfolio.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                    Notes to Financial Statements (continued)

3. INVESTMENT OPTIONS (CONTINUED)

Balanced Fund - The fund seeks to obtain as much income as possible, consistent with preservation of capital, by investing in a broadly diversified portfolio of high yielding securities, including common stocks, preferred stocks, and bonds.

Banc Corporation Stock Fund - The fund provides a means to invest in shares of Security National Bank and Trust Co.'s Common Stock, $3.125 par value. Security National Bank and Trust Co. is the parent corporation of the Bank.

Fixed Income Fund - The fund seeks a high rate of income through investment in high and upper-medium grade fixed-income obligations.

Growth Fund - The fund seeks capital appreciation by investing primarily in common stock and securities convertible into common stock that offer potential for growth.

International Fund - The fund seeks capital growth through investments in foreign securities.

Effective July 1, 1996, the Plan added three additional investment options.

Aggressive Small Cap Growth Fund - The fund seeks long-term capital appreciation by investing primarily in common stocks of small and medium-sized companies and securities convertible into common stock.

Common Stock Index Fund - The funds seeks investment results that correspond with the price and yield performance of the S&P 500 index.

Conservative Growth Fund - The fund seeks capital appreciation by investing primarily in common stocks and securities convertible into common stock.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                    Notes to Financial Statements (continued)

4. INVESTMENTS (CONTINUED)

The Plan's investments are held by a trustee, the Bank's trust department. The following individual investments represent 5 percent or more of the fair value of assets available for benefits as of December 31, 1996 and 1995:

                                                                   DECEMBER 31
                                                              1996             1995
                                                       ------------------------------------
Fidelity Advisor Institutional Growth
  Opportunity Fund                                           $  383,011       $        -
Fidelity Institutional Money Market -
  Government Class T                                            573,500          301,165
Fidelity Magellan Fund                                          439,227          268,531
Kaufmann Fund, Inc.                                             341,884                -
Security Banc Corporation Common Stock                        3,953,178        2,649,787
VanGuard Index Fund                                             371,741                -

The Plan's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in carrying value as follows:

                                                             YEAR ENDED DECEMBER 31
                                                              1996             1995
                                                       ------------------------------------
Fidelity Advisor Institutional Growth
  Opportunity Fund                                           $   2,924         $       -
Fidelity Advisor LTD Bond Fund                                    (507)            1,048
Fidelity Balanced                                                7,760            12,892
Fidelity Diversified International Fund                          6,542             3,068
Fidelity Magellan Fund                                         (10,807)           45,650
Kaufmann Fund, Inc.                                              7,983                 -
Security Banc Corporation Common Stock                         895,651           403,100
VanGuard Index Fund                                              2,766                 -
                                                       ------------------------------------
Total                                                        $ 912,312         $ 465,758
                                                       ====================================

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                    Notes to Financial Statements (continued)

5. INCOME TAX STATUS

The Internal Revenue Service ruled on January 19, 1996 that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and, therefore, the related trust is not subject to tax under present income tax law. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan was amended effective January 1, 1997 and the plan administrator expects to file for a new determination letter in 1997. The plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                           Assets Held for Investment

                                December 31, 1996

                                                                                                 FAIR
                     DESCRIPTION                              SHARES            COST             VALUE
---------------------------------------------------------------------------------------------------------
Fidelity Advisor Institutional Growth
   Opportunity Fund                                            10,871       $   380,087      $   383,011
Fidelity Advisor  Interm Bond Fund                              7,048            74,489           74,075
Fidelity Balanced Fund                                         16,581           221,251          233,464
Fidelity Diversified International Fund                         6,705            91,115           98,635
Fidelity Institutional Money Market -
   Government Class T                                         573,500           573,500          573,500
Fidelity Magellan Fund                                          5,446           412,581          439,227
Kaufmann Fund, Inc.                                            58,541           333,900          341,884
PNC Temporary Fund                                            272,442           272,442          272,442
Security Banc Corporation Common Stock*                       104,031         2,423,657        3,953,178
VanGuard Index Fund                                             5,375           368,974          371,741
                                                                       ------------------------------------
Total assets held for investment                                            $ 5,151,996      $ 6,741,157
                                                                       ====================================

* Party in interest to the plan.

                      Security National Bank and Trust Co.
                       401(k) Profit Sharing Savings Plan

                             Reportable Transactions

                          Year ended December 31, 1996

                                                                                          NET PROCEEDS
                                          NUMBER       NUMBER                                 FROM
                                            OF           OF       PURCHASE     SELLING        SALE         NET
              DESCRIPTION                PURCHASES     SALES       PRICE        PRICE                      GAIN
--------------------------------------------------------------------------------------------------------------------

CATEGORY (i) - INDIVIDUAL TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
---------------------------------------------------------------------
Fidelity Advisor Institutional Growth
   Opportunity Fund                           1                     $299,952
Fidelity Institutional Money
   Market - Government Class T                1             1        409,579    $235,485     $235,485    $      -
Kaufmann Fund, Inc.                           1                      249,790
PNC Temporary Fund                            1                      236,448
VanGuard Index Fund                           1                      223,293

CATEGORY (iii)--A SERIES OF TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
-----------------------------------------------------------------------

Fidelity Advisor Institutional Growth
   Opportunity Fund                           18                $    380,087
Fidelity Institutional Money
   Market - Government Class T               119           79      1,032,261    $759,739     $759,739           -
Fidelity Magellan Fund                        35           10        214,043      29,053       32,920     $ 3,867
Kaufmann Fund, Inc.                           17                     333,901
PNC Temporary Fund                            23            8        283,593      12,724       12,724           -
Security Banc Corporation Common
   Stock                                      29           15        496,713      24,065       35,269      11,204
VanGuard Index Fund                           19            1        369,007          33           35           2

There were no Category (ii) or (iv) reportable transactions during the year ended December 31, 1996.